Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Fourth-quarter Revenue Increases 12 Percent;
Annual Revenue Grows 10 Percent

Raises Quarterly Cash Dividend by 12 Percent

MOUNTAIN VIEW, Calif. - Aug. 20, 2013 - Intuit Inc. (Nasdaq: INTU) today announced financial results for its fourth quarter and full fiscal year 2013, which ended July 31, and provided initial guidance for fiscal year 2014.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period. All reported results and fiscal 2014 guidance exclude Intuit Financial Services and Intuit Health, which have been sold and reclassified to discontinued operations.

Fourth-quarter 2013 Highlights

•	Increased revenue 12 percent, to $634 million.

•	Delivered 13 percent higher revenue in the Small Business Group, led by Demandforce, which was acquired in May 2012.

•	Grew QuickBooks Online subscribers 28 percent to 487,000, with subscribers outside the U.S. growing 80 percent to 32,000.

•	Realigned Intuit's business units effective Aug. 1 and recorded a pretax charge of approximately $20 million to position the company for growth.

•	Completed the divestitures of Intuit Financial Services on Aug. 1 and Intuit Health Group on August 19.

•	Raised its quarterly cash dividend, from $0.17 per share to $0.19 per share, to be paid on Oct. 18.

Intuit Fourth Quarter and Fiscal 2013 Earnings

Snapshot of Fourth-quarter Results

	GAAP			Non-GAAP
	Q4 FY13	Q4 FY12	Change	Q4 FY13	Q4 FY12	Change
Revenue	$634	$567	12%	$634	$567	12%
Operating Income (Loss)	$(60)	$(47)	NA	$9	$13	NA
EPS	$(0.05)	$0.01	NA	$—	$0.01	NA
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). All figures in the table above have been reclassified to reflect Intuit Websites, Intuit Financial Services, and Intuit Health as discontinued operations and to exclude their results from non-GAAP EPS.

Fiscal Year 2013 Highlights

•	Increased revenue 10 percent, to $4.2 billion.

•	Grew GAAP diluted earnings per share 9 percent and non-GAAP diluted earnings per share 11 percent.

•	Delivered 16 percent higher revenue in the Small Business Group, driven by strong adoption of connected services.

•	Grew mobile usage nearly 300 percent in the 2012 tax season.

•	Finished the fiscal year with 64 percent of revenue coming from connected services. At $1.5 billion, software as a service amounted to 37 percent of total revenue.

•	Expanded non-GAAP operating margins to over 35 percent through divestitures of certain business units and continued revenue shift to connected services.

•
Provided guidance for fiscal 2014, including revenue growth of 6 to 8 percent, GAAP diluted earnings per share growth of 10 to 13 percent, and non-GAAP diluted earnings per share growth of 10 to 13 percent.

Intuit Fourth Quarter and Fiscal 2013 Earnings

Snapshot of Full-year Results

	GAAP			Non-GAAP
	FY13	FY12	Change	FY13	FY12	Change
Revenue	$4,171	$3,808	10%	$4,171	$3,808	10%
Operating Income	$1,233	$1,168	6%	$1,470	$1,367	8%
EPS	$2.83	$2.60	9%	$3.20	$2.89	11%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles. All figures in the table above have been reclassified to reflect Intuit Websites, Intuit Financial Services, and Intuit Health as discontinued operations and to exclude their results from non-GAAP EPS.

CEO Perspective
“Fiscal 2013 has been a year of exciting wins, as well as some challenges. We posted strong growth in Small Business, but fell short of our expectations in Consumer Tax. We've seized the opportunity to capture lessons learned, make the necessary adjustments, and position the company for a stronger future as we look ahead,” said Brad Smith, Intuit's president and chief executive officer.
“In anticipation of the next chapter of growth, we updated our connected services strategy and reorganized our business units and functional groups. These organizational changes have transformed Intuit from a portfolio of businesses into an ecosystem of small businesses, consumers, and accountants, who build durable competitive advantage by working together.
“Looking to fiscal year 2014, our momentum is rising with a robust global strategy, new product launches, and one of the most exciting marketing campaigns we have ever launched in our small business segment. In tax, our teams are thinking big and looking for ways to redefine the franchise. We are excited about our potential as we go after a global opportunity to transform the financial lives of small businesses and consumers, and the trusted accountants who serve them.” Smith said.
Business Segment Results and Highlights
Total Small Business Group revenue grew 13 percent for the quarter and 16 percent for the year, including Demandforce. Connected services offerings continued to attract online small business customers.

Intuit Fourth Quarter and Fiscal 2013 Earnings

•
Financial Management Solutions revenue increased 18 percent for the quarter and 20 percent for the year. Adjusted for the May 2012 acquisition of Demandforce, FMS revenue increased 13 percent for the quarter and 10 percent for the year.

•	Employee Management Solutions revenue grew 12 percent for the quarter and 12 percent for the year, driven by 18 percent growth in Online Payroll subscribers for the year.

•
Payment Solutions revenue grew 7 percent for the quarter and 14 percent for the year, driven by fee structure changes and higher total card transaction volume. Worldwide merchant customers grew 13 percent for the year.

Consumer Tax

•	Consumer Tax grew 4 percent for the year, driven by 4 percent growth in paid federal units.
Accounting Professionals

•	Accounting Professionals revenue grew 6 percent for the year due to customer growth, price increases and higher QuickBooks Premier Accountant Edition revenue.
Other Businesses

•
Other Businesses revenue was up 8 percent for the quarter and 6 percent for the year. Global growth was led by Small Business revenue, which grew double digits. Overall revenue grew 10 percent excluding currency impacts.

Quarterly Dividend
Intuit paid quarterly cash dividends of $0.17 per share, totaling $203 million during fiscal 2013. In August, Intuit's board of directors approved a new quarterly cash dividend of $0.19 per share, an increase of 12 percent, payable on Oct. 18 to shareholders of record as of the close of business on Oct. 10.
Stock Repurchase Program
Intuit repurchased $292 million of its common stock in fiscal 2013. At the end of fiscal 2013 the current authorization had $1.4 billion remaining for stock repurchases

Intuit Fourth Quarter and Fiscal 2013 Earnings

through August 2014. Intuit's Board approved an additional $2 billion authorization in August.
CFO Perspective
“We continue to return cash to shareholders through share repurchases and cash dividends. We intend to use the existing cash and proceeds of the IFS transaction to accelerate the repurchase of shares,” said Neil Williams, Intuit's chief financial officer.
“For fiscal 2014, we're increasing our quarterly dividend by 12 percent. These actions demonstrate our disciplined approach to capital allocation as we continue to invest for growth as well as return cash to shareholders.”
Forward-looking Guidance
Intuit announced guidance for fiscal year 2014, which ends July 31, and expects:

•	Revenue of $4.440 billion to $4.525 billion, growth of 6 to 8 percent.

•	GAAP operating income of $1.347 billion to $1.377 billion, growth of 9 to 12 percent.

•	Non-GAAP operating income of $1.580 billion to $1.610 billion, growth of 7 to 10 percent.

•	GAAP diluted EPS of $3.11 to $3.19, growth of 10 to 13 percent.

•	Non-GAAP diluted EPS of $3.52 to $3.60, growth of 10 to 13 percent.
With the recent restructuring to focus the company on two core outcomes, Intuit has revised how it intends to report results next year. The company will report revenue and segment contribution margin for these three new segments and expects the following revenue growth for fiscal year 2014:

•	Small Business Group: 10 to 12 percent.

•	Consumer Group, which includes TurboTax, Quicken, and Mint: 3 to 5 percent.

◦	Within Consumer Group, Consumer Tax growth of 4 to 5 percent.

•	Professional Tax: 0 to 4 percent.
For the first quarter of fiscal 2014, Intuit expects:

•	Revenue of $595 million to $605 million, growth of 6 to 8 percent.

Intuit Fourth Quarter and Fiscal 2013 Earnings

•	GAAP operating loss of $88 million to $93 million, compared to an operating loss of $73 million in the year-ago quarter.

•	Non-GAAP operating loss of $30 million to $35 million, compared to an operating loss of $16 million in the year-ago quarter.

•	GAAP net loss per share of $0.10 to $0.11, compared to a net loss per share of $0.06 in the year-ago quarter.

•	Non-GAAP loss per share of $0.10 to $0.11, compared to a loss per share of $0.05 in the year-ago quarter.
Conference Call Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Aug. 20. To hear the call, dial 866-731-8333 in the United States or 973-935-8686 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit's website after the call ends.
Replay Information
A replay of the conference call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1619817.
Annual Investor Day
Intuit will host its annual Investor Day on Sept. 24 at its Mountain View, Calif., headquarters. The half-day event will include business segment updates and presentations from Brad Smith, chief executive officer, Neil Williams, chief financial officer and other business segment leaders.

About Intuit Inc.
Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.
Its flagship products and services include QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants.

Intuit Fourth Quarter and Fiscal 2013 Earnings

Founded in 1983, Intuit had revenue of $4.2 billion in its fiscal year 2013. The company has approximately 8,200 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of Intuit's future expected financial results; expectations regarding growth from digital services and from current or future products and services; expectations regarding Intuit's global strategy, product launches and marketing campaigns and their impacts on Intuit's business; expectations regarding the amount and timing of any future dividends and share repurchases; Intuit's prospects for the business in fiscal 2014; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality

Intuit Fourth Quarter and Fiscal 2013 Earnings

problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2012 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of August 20, 2013, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2013	July 31, 2012	July 31, 2013	July 31, 2012
Net revenue:
Product	$248	$240	$1,515	$1,479
Service and other	386	327	2,656	2,329
Total net revenue	634	567	4,171	3,808
Costs and expenses:
Cost of revenue:
Cost of product revenue	28	29	130	146
Cost of service and other revenue	95	113	429	429
Amortization of acquired technology	4	4	18	10
Selling and marketing	256	198	1,219	1,033
Research and development	182	166	685	618
General and administrative	115	98	422	381
Amortization of other acquired intangible assets	14	6	35	23
Total costs and expenses [A]	694	614	2,938	2,640
Operating income (loss) from continuing operations	(60)	(47)	1,233	1,168
Interest expense	(7)	(8)	(30)	(50)
Interest and other income, net	—	1	7	20
Income (loss) from continuing operations before income taxes	(67)	(54)	1,210	1,138
Income tax provision (benefit) [B]	(21)	(22)	387	374
Net income (loss) from continuing operations	(46)	(32)	823	764
Net income from discontinued operations [C]	30	36	35	28
Net income (loss)	$(16)	$4	$858	$792

Basic net income (loss) per share from continuing operations	$(0.15)	$(0.11)	$2.78	$2.58
Basic net income per share from discontinued operations	0.10	0.12	0.11	0.09
Basic net income (loss) per share	$(0.05)	$0.01	$2.89	$2.67
Shares used in basic per share calculations	298	294	297	296

Diluted net income (loss) per share from continuing operations	$(0.15)	$(0.11)	$2.72	$2.51
Diluted net income per share from discontinued operations	0.10	0.12	0.11	0.09
Diluted net income (loss) per share	$(0.05)	$0.01	$2.83	$2.60
Shares used in diluted per share calculations	298	294	303	305

Dividends declared per common share	$0.17	$0.15	$0.68	$0.60
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended		Twelve Months Ended
(in millions)	July 31, 2013	July 31, 2012	July 31, 2013	July 31, 2012
Cost of revenue	$2	$2	$6	$4
Selling and marketing	17	16	64	56
Research and development	16	14	55	49
General and administrative	16	14	59	50
Total share-based compensation expense from continuing operations	51	46	184	159
Discontinued operations	2	3	11	10
Total share-based compensation expense	$53	$49	$195	$169

[B]
We compute our annual provision for income taxes by applying the annual effective tax rate to income from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rate for the twelve months ended July 31, 2013 was approximately 32%. Excluding a discrete tax benefit related to the retroactive reinstatement of the federal research and experimentation credit, our effective tax rate for that period was approximately 33% and did not differ significantly from the statutory rate of 35%. Our effective tax rate for the twelve months ended July 31, 2012 was approximately 33% and did not differ significantly from the statutory rate of 35%.

[C]
Intuit Financial Services. On July 1, 2013 we signed a definitive agreement to sell our Intuit Financial Services business and on August 1, 2013 we completed the sale for approximately $1.025 billion in cash. The IFS business comprised substantially all of our former Financial Services reporting segment. We classified our IFS business as discontinued operations in the fourth quarter of fiscal 2013 and have therefore segregated its operating results and net assets from continuing operations in our statements of operations and on our balance sheets for all periods presented. Revenue for IFS was approximately $325 million for fiscal 2013 and approximately $326 million for fiscal 2012. Net assets held for sale at July 31, 2013 and July 31, 2012 consisted primarily of goodwill. Because operating cash flows from the IFS business were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

Intuit Health. In July 2013 management having the authority to do so formally approved a plan to sell our Intuit Health business and on August 19, 2013 we completed the sale for cash consideration that was not significant. Intuit Health was part of our Other Businesses reporting segment. We classified our Intuit Health business as discontinued operations in the fourth quarter of fiscal 2013 and have segregated its operating results in our statements of operations for all periods presented. Revenue for Intuit Health was approximately $16 million for fiscal 2013 and approximately $18 million for fiscal 2012. Net assets held for sale at July 31, 2013 and July 31, 2012 consisted primarily of operating assets and liabilities that were not material, so we have not segregated them on our balance sheets. Because operating cash flows from the Intuit Health business were also not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.
Intuit Websites. In July 2012 management having the authority to do so formally approved a plan to sell our Intuit Websites business and on September 17, 2012 we completed the sale for approximately $60 million in cash. The Intuit Websites business was a component of our Financial Management Solutions reporting segment. We recorded a gain on disposal of approximately $32 million, net of income taxes, in the first quarter of fiscal 2012. We classified our Intuit Websites business as discontinued operations in the fourth quarter of fiscal 2012 and have segregated its operating results in our statements of operations for all periods presented. Revenue from Intuit Websites was approximately $19 million for fiscal 2013 and approximately $76 million for fiscal 2012. Net assets held for sale at July 31, 2012 consisted primarily of operating assets and liabilities that were not material, so we have not segregated them on our balance sheets. Because operating cash flows from the Intuit Websites business were also not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2013	July 31, 2012	July 31, 2013	July 31, 2012
GAAP operating income (loss)	$(60)	$(47)	$1,233	$1,168
Amortization of acquired technology	4	4	18	10
Amortization of other acquired intangible assets	14	6	35	23
Professional fees for business combinations	—	4	—	7
Share-based compensation expense	51	46	184	159
Non-GAAP operating income	$9	$13	$1,470	$1,367

GAAP net income (loss)	$(16)	$4	$858	$792
Amortization of acquired technology	4	4	18	10
Amortization of other acquired intangible assets	14	6	35	23
Professional fees for business combinations	—	4	—	7
Share-based compensation expense	51	46	184	159
Net gains on debt securities and other investments	—	—	1	(12)
Income tax effect of non-GAAP adjustments	(22)	(24)	(91)	(70)
Discontinued operations	(30)	(36)	(35)	(28)
Non-GAAP net income	$1	$4	$970	$881

GAAP diluted net income (loss) per share	$(0.05)	$0.01	$2.83	$2.60
Amortization of acquired technology	0.01	0.01	0.06	0.03
Amortization of other acquired intangible assets	0.04	0.02	0.11	0.08
Professional fees for business combinations	—	0.01	—	0.02
Share-based compensation expense	0.17	0.15	0.61	0.52
Net gains on debt securities and other investments	—	—	—	(0.04)
Income tax effect of non-GAAP adjustments	(0.07)	(0.07)	(0.30)	(0.23)
Discontinued operations	(0.10)	(0.12)	(0.11)	(0.09)
Non-GAAP diluted net income per share	$—	$0.01	$3.20	$2.89

Shares used in diluted per share calculation	304	302	303	305
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31, 2013	July 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,009	$393
Investments	652	351
Accounts receivable, net	130	142
Income taxes receivable	62	53
Deferred income taxes	166	183
Prepaid expenses and other current assets	98	65
Current assets of discontinued operations	44	46
Current assets before funds held for customers	2,161	1,233
Funds held for customers	235	290
Total current assets	2,396	1,523

Long-term investments	83	75
Property and equipment, net	555	543
Goodwill	1,246	1,286
Acquired intangible assets, net	149	207
Other assets	102	94
Long-term assets of discontinued operations	955	956
Total assets	$5,486	$4,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$137	$139
Accrued compensation and related liabilities	218	214
Deferred revenue	495	439
Income taxes payable	2	—
Other current liabilities	154	144
Current liabilities of discontinued operations	39	39
Current liabilities before customer fund deposits	1,045	975
Customer fund deposits	235	290
Total current liabilities	1,280	1,265

Long-term debt	499	499
Other long-term obligations	167	166
Long-term obligations of discontinued operations	9	10
Total liabilities	1,955	1,940

Stockholders’ equity	3,531	2,744
Total liabilities and stockholders’ equity	$5,486	$4,684

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2013	July 31, 2012	July 31, 2013	July 31, 2012
Cash flows from operating activities:
Net income (loss)	$(16)	$4	$858	$792
Adjustments to reconcile net income (loss) to net cash (used in) generated by operating activities:
Depreciation	42	41	166	171
Amortization of acquired intangible assets	21	16	66	71
Goodwill and intangible asset impairment charge	—	—	46	—
Share-based compensation expense	53	49	195	169
Pre-tax gain on sale of discontinued operations (1)	—	—	(53)	—
Deferred income taxes	(39)	(63)	13	(62)
Tax benefit from share-based compensation plans	4	8	69	71
Excess tax benefit from share-based compensation plans	(4)	(8)	(69)	(70)
Other	7	7	19	11
Total adjustments	84	50	452	361
Changes in operating assets and liabilities:
Accounts receivable	141	114	12	(10)
Prepaid expenses, income taxes receivable and other assets	(91)	(53)	(42)	31
Accounts payable	(72)	(61)	4	19
Accrued compensation and related liabilities	28	22	8	17
Deferred revenue	73	74	62	38
Income taxes payable	(272)	(257)	2	—
Other liabilities	(69)	(75)	10	(2)
Total changes in operating assets and liabilities	(262)	(236)	56	93
Net cash (used in) generated by operating activities	(194)	(182)	1,366	1,246
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(194)	(177)	(869)	(669)
Sales of available-for-sale debt securities	54	458	333	840
Maturities of available-for-sale debt securities	63	40	228	178
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(51)	35	55	124
Net change in customer fund deposits	51	(35)	(55)	(124)
Purchases of property and equipment	(48)	(61)	(195)	(186)
Acquisitions of businesses, net of cash acquired	(8)	(392)	(17)	(392)
Acquisitions of intangible assets	(12)	(10)	(14)	(10)
Proceeds from divestiture of businesses	—	—	60	—
Other	7	(1)	(11)	14
Net cash used in investing activities	(138)	(143)	(485)	(225)
Cash flows from financing activities:
Repayment of debt	—	—	—	(500)
Net proceeds from issuance of treasury stock under employee stock plans	(20)	4	165	164
Purchases of treasury stock	—	(107)	(292)	(900)
Cash dividends paid to stockholders	(51)	(44)	(203)	(178)
Excess tax benefit from share-based compensation plans	4	8	69	70
Other	(1)	—	(1)	—
Net cash used in financing activities	(68)	(139)	(262)	(1,344)
Effect of exchange rates on cash and cash equivalents	(3)	(2)	(3)	(6)
Net increase (decrease) in cash and cash equivalents	(403)	(466)	616	(329)
Cash and cash equivalents at beginning of period	1,412	859	393	722
Cash and cash equivalents at end of period	$1,009	$393	$1,009	$393

(1)
Because the cash flows of our discontinued operations were not material for any period presented, we have not segregated the cash flows of those businesses on these statements of cash flows. We have presented the effect of the gains on disposals of discontinued operations on these statements of cash flow.

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending October 31, 2013
Revenue	$595	$605	$—		$595	$605
Operating loss	$(93)	$(88)	$58	[a]	$(35)	$(30)
Diluted loss per share	$(0.11)	$(0.10)	$—	[b]	$(0.11)	$(0.10)

Twelve Months Ending July 31, 2014
Revenue	$4,440	$4,525	$—		$4,440	$4,525
Operating income	$1,347	$1,377	$233	[c]	$1,580	$1,610
Diluted earnings per share	$3.11	$3.19	$0.41	[d]	$3.52	$3.60
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $48 million; amortization of acquired technology of approximately $5 million; and amortization of other acquired intangible assets of approximately $5 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and the estimated net gain on the disposal of Intuit Financial Services.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $198 million; amortization of acquired technology of approximately $18 million; and amortization of other acquired intangible assets of approximately $17 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and the estimated net gain on the disposal of Intuit Financial Services.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 20, 2013 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and related discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and certain discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.